Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2021, with respect to the consolidated statements of financial position of Rodati Motors Corporation as of July 23, 2020 and December 31, 2019, the related consolidated statements of profit or loss and other comprehensive income, cash flows, and changes in equity for the period from January 1 to July 23,2020 and for the year ended December 31,2019, and the related notes, included herein and to the reference to our firm under the heading ‘Experts’ in the registration statement.

Our qualified report dated March 24, 2021, contains an explanatory paragraph that states the consolidated financial statements are not presented in accordance with International Accounting Standard 1 – Presentation of Financial Statements, as they do not include the consolidated statement of financial position and related notes as of July 23, 2019 and the related statements of consolidated profit or loss and other comprehensive income, changes in equity, cash flows and the related notes for the comparative period from January 1 to July 23, 2019, which constitute a departure from International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

Porto Alegre, Brazil

July 19, 2021